As filed with the Securities and Exchange Commission on January 12, 2007	Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBAL TRAFFIC NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware		33-1117834
(State or other jurisdiction of	800 Second Avenue, 5th Floor	(I.R.S. Employer
Incorporation or organization)	New York, NY 10017	Identification No.)
Telephone: (212) 896-1255
Facsimile: (212) 986-3380
(Address of principal executive offices)

2005 STOCK INCENTIVE PLAN
(Full title of the Plan)

William L. Yde III
Chief Executive Officer
Global Traffic Network, Inc.
800 Second Avenue, 5th Floor
New York, NY 10017
Telephone: (212) 896-1255
(Name and address of agent for service)
Copies to:
Alan M. Gilbert, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South 7th Street
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 672-8397

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
	Maximum	Maximum
Title of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	Per Share (2)	Offering Price	Registration Fee
Common stock, par value $.001 per share	1,200,000 (3)	$4.44	$5,328,000	$570.10

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average of the high and low sales price of the registrant’s common stock on January 11, 2007, as reported by the Nasdaq Global Market.

(3)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends, or similar transactions relating to the shares covered by this registration statement.

PART I
     As permitted by the rules of the SEC, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) under the Securities Act. Such documents are not being filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.
PART II
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the registrant with the SEC are hereby incorporated herein by this reference:
     (a) Annual Report on Form 10-K for the fiscal year ended June 30, 2006 (filed on September 28, 2006);
     (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (filed on November 14, 2006);
     (c) Current Reports on Form 8-K dated September 25, 2006 and December 8, 2006 (filed on September 29, 2006 and December 11, 2006, respectively); and
     (d) The description of securities to be registered contained in the Registration Statement filed with the SEC on the registrant’s Form 8-A filed on March 13, 2006.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 6. Indemnification of Directors and Officers.
     Under the certificate of incorporation of Global Traffic Network, Inc. (the “Company”), the Company shall indemnify and hold harmless, to the fullest extent permitted by law, each person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in the certificate of incorporation of the Company, the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Company’s Board of Directors of the Company.
     In addition, as permitted by Delaware law, the Company’s certificate of incorporation provides that no director will be liable to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict the Company’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:
•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.
Item 8. Exhibits.

Exhibit	Description

4.1	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 filed on December 16, 2005)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of BDO, Independent Registered Public Accountants

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 12th day of January, 2007.

GLOBAL TRAFFIC NETWORK, INC.
By:	/s/ William L. Yde III
William L. Yde III, Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature to this registration statement appears below hereby constitutes and appoints William L. Yde III and Scott E. Cody, signing singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.
     The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ William L. Yde III William L. Yde III	President, Chief Executive Officer and Director (principal executive officer)	January 12, 2007
/s/ Scott E. Cody Scott E. Cody	Chief Financial Officer and Chief Operating Officer (principal financial officer and principal accounting officer)	January 12, 2007
/s/ Dale C. Arfman Dale C. Arfman	Treasurer, Secretary and Director	January 12, 2007
/s/ Gary O. Benson Gary O. Benson	Director	January 12, 2007
/s/ Shane E. Coppola Shane E. Coppola	Director	January 12, 2007
/s/ Robert L. Johander Robert L. Johander	Director	January 12, 2007
/s/ Gary Worobow Gary Worobow	Director	January 12, 2007

EXHIBIT INDEX

Exhibit	Description

4.1	2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 filed on December 16, 2005)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of BDO, Independent Registered Public Accountants

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)